                                                                      EXHIBIT B

                              BANKERS TRUST COMPANY
                               130 LIBERTY STREET
                            NEW YORK, NEW YORK 10006




                                                              September 13, 1999



H.I.G. Capital LLC
1001 Brickell Bay Drive
Suite 2708
Miami, FL 33131

Attention:  Sami Mnaymneh


re  Commitment Letter


Gentlemen:

         You have advised Bankers Trust Company ("BTCo") that H.I.G. Capital LLC ("HIG") is considering a recapitalization transaction (the "Acquisition") of Happy Kids Inc. (the "Company") pursuant to which HIG, certain management shareholders of the Company and other investors reasonably acceptable to us (collectively, the "Equity Investors") would own 100% (on a fully diluted basis) of the equity of the Company. We understand that (i) the purchase price for the equity of the Company will be $81,100,000 and (ii) concurrently with the consummation of the Acquisition, the Company will refinance $14,200,000 of its existing debt (the "Refinancing" and, together with the Acquisition and the incurrence of the financings described below, the "Transaction"). We also understand that the Acquisition will be structured as a one-step merger transaction pursuant to which a company newly formed by the Equity Investors would merge with and into the Company, with the Company being the surviving corporation.

         BTCo understands that the aggregate funds needed to effect the Acquisition and the Refinancing will be $95,300,000 and that the fees and expenses incurred in connection with the Transaction will be approximately $5,500,000. BTCo further understands that the funding required to effect the Acquisition and the Refinancing, to pay fees and expenses owing in connection with the Transaction and to provide working capital to the Company and its subsidiaries shall be provided solely as follows: (i) a cash equity contribution (the "Equity Financing") from the Equity Investors in the amount of $26,575,000 (of which up to $6,275,000 may be in the form of roll-over equity retained by certain existing management shareholders of the Company (the "Equity Rollover")), (ii) the issuance by the Company of subordinated notes

(the  "Subordinated  Notes")  generating  gross cash proceeds of $10,000,000 and
(iii) the incurrence by the Company of the Senior Secured Financing as defined and described below.

         BTCo understands that the senior bank financing (the "Senior Secured Financing") required by the Company to effect the foregoing transactions will consist of (i) a $60,000,000 term loan facility (the "Term Loan Facility") and
(ii) a $50,000,000 revolving credit facility (the "Revolving Credit Facility" and, together with the Term Loan Facility, the "Credit Facilities"), it being understood that approximately $10,500,000 of the Revolving Credit Facility may be utilized to effect the Acquisition and the Refinancing and to pay any fees and expenses owing in connection with the Transaction. A summary of certain of the terms and conditions of the Credit Facilities is set forth on Exhibit A hereto (the "Term Sheet").

         BTCo is pleased to confirm that (i) it commits to provide, on the terms and conditions set forth herein and in the Term Sheet, all of the Senior Secured Financing, (ii) it will act as sole Administrative Agent for a syndicate of financial institutions (the "Lenders") party to the Senior Secured Financing and
(iii) Deutsche Bank Securities Inc. ("DBSI"), an affiliate of BTCo, will act as sole Lead Arranger and sole Book Manager for the Senior Secured Financing. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Senior Secured Financing unless you and we shall so agree.

         BTCo reserves the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing, to syndicate all or part of its commitment for the Senior Secured Financing to one or more Lenders pursuant to a syndication to be managed by BTCo. BTCo shall commence syndication efforts promptly after your acceptance of this letter and you agree to actively assist BTCo in achieving a syndication that is satisfactory to BTCo. Such syndication will be accomplished by a variety of means, including direct contact during the syndication between senior management and advisors of HIG, the Company and the proposed syndicate members. To assist BTCo in its syndication efforts, you hereby agree, both before and after the closing of the Senior Secured Financing, (i) to provide and cause your advisors to provide BTCo and the other syndicate members upon request with all information reasonably deemed necessary by BTCo to complete syndication, including but not limited to information and evaluations prepared by HIG and the Company or by your or their respective advisors relating to the Transaction and the other transactions contemplated hereby, (ii) to assist BTCo upon request in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Secured Financing and (iii) to make available officers of each of HIG and the Company from time to time and to attend and make presentations regarding the business and prospects of the Company and its subsidiaries at a meeting or meetings of Lenders or prospective Lenders.

         If BTCo discovers information not previously known to it which BTCo reasonably believes is materially negative information with respect to the Transaction or the condition (financial or otherwise), business, operations, assets, liabilities or prospects of the Company or any of its subsidiaries, BTCo may, in its sole discretion, suggest alternative financing amounts or structures that assure adequate protection for it or decline to provide or participate in the proposed financing.

         You hereby agree to pay all reasonable costs and expenses of BTCo and its affiliates (including the reasonable fees and expenses of White & Case LLP and other counsel to BTCo and BTCo's and its affiliates' out-of-pocket expenses) arising in connection with the preparation, execution and delivery of this letter and the definitive financing arrangements (and BTCo's and its affiliates' due diligence and syndication efforts in connection herewith), whether or not the Transaction is consummated, the Senior Secured Financing is made available or definitive credit documents are executed. In addition, you hereby agree to indemnify and hold harmless each of the Lenders (including in any event BTCo)
and each director, officer, employee, agent and affiliate thereof (each of the foregoing entities an "indemnified person") in connection with any losses, claims, damages, liabilities or other expenses to which such indemnified persons may become subject, insofar as such losses, claims, damages, liabilities (or actions or other proceedings commenced or threatened in respect thereof) or other expenses arise out of or in any way relate to or result from the Transaction or this letter or the extension of the Senior Secured Financing contemplated by this letter, or in any way arise from any use or intended use of this letter or the proceeds of the Senior Secured Financing contemplated by this letter, and you agree to reimburse each indemnified person for any legal or other expenses incurred in connection with investigating, defending or participating in any such loss, claim, damage, liability or action or other proceeding (whether or not such indemnified person is a party to any action or proceeding out of which such expenses arise), provided that you shall have no obligation to indemnify any indemnified person for any loss, claim, damage, expense or liability to the extent that same resulted primarily from the gross negligence or willful misconduct of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable decision). This letter is furnished for your benefit only and may not be relied upon by any other person or entity. Neither BTCo nor any of its affiliates shall be responsible or liable to you or any other person or entity for any consequential damages which may be alleged as a result of this letter or BTCo's failure to provide the Senior Secured Financing. You also hereby agree to pay to BTCo the fees set forth in the separate fee letter (the "Fee Letter") dated the date hereof with respect to the Senior Secured Financing, with such fees to be payable in accordance with the terms of the Fee Letter.

         BTCo reserves the right to employ the services of its affiliates, including DBSI, in providing the services contemplated by this letter and to allocate, in whole or in part, to such affiliates certain fees payable to BTCo in such manner as BTCo and its affiliates may agree in their sole discretion. You acknowledge that BTCo may share with any of its affiliates, and such affiliates may share with BTCo, any information relating to the Transaction or HIG, the Company and their respective subsidiaries and affiliates, including any information as to the creditworthiness of any such entities. BTCo agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by you with respect to the Transaction and the Company and identified as confidential, as confidential information in accordance with customary banking industry practices.

         The provisions of the immediately preceding two paragraphs shall survive any termination of this letter.

         No amendment, waiver or modification of any provision of this letter, the Term Sheet or the Fee Letter shall be effective unless the same shall be in writing and signed by each of the parties hereto.

         BTCo shall have the right to review and approve all public announcements and filings relating to the Transaction which refer to it, any of its affiliates or any other Lender before they are made (such approval not to be unreasonably withheld).

         Except as and to the extent required by law, you are not authorized to show or circulate this letter to any other person or entity (other than (i) your legal and financial advisors in connection with your evaluation hereof and (ii) the Company and its legal and financial advisors in connection with their evaluation of your proposal for the Transaction), provided that after you have accepted this letter as provided in the immediately succeeding paragraph you may disclose a copy of this letter and the Term Sheet (but not the Fee Letter) as, and to the extent, required in any public filing made in connection with the Transaction (but otherwise subject to the immediately preceding paragraph). If this letter is not accepted by you as provided in the immediately succeeding paragraph, you are to immediately return this letter (and any copies hereof) to the undersigned. This letter may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts shall be an original, but all of which shall together constitute one and the same instrument.

         If you are in agreement with the foregoing, please sign and return to BTCo the enclosed copy of this letter, together with a copy of the Fee Letter. This offer shall terminate at 5:30 P.M., New York time, on September 17, 1999 unless a signed copy of this letter, together with a signed copy of the Fee Letter, have been delivered to BTCo (including by way of facsimile transmission) by such time.

                                      * * *

         THIS LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS LETTER AND/OR THE FEE LETTER IS HEREBY WAIVED. YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS LETTER AND/OR THE FEE LETTER OR ANY MATTERS CONTEMPLATED HEREBY OR THEREBY.

                                     Very truly yours,

                                     BANKERS TRUST COMPANY



                                     By /s/ Ryan Zanin
                                        --------------------------------
                                        Name:  Ryan Zanin
                                        Title: Managing Director


Agreed to and Accepted this
_____ day of __________, 1999:


H.I.G. CAPITAL LLC



By  /s/ Sami Mnaymneh
    --------------------------
    Name:  Sami Mnaymneh
    Title: President

                                                                       Exhibit A
                                                                       ---------

                 SUMMARY OF CERTAIN TERMS AND CONDITIONS OF THE
                 ----------------------------------------------
                               CREDIT FACILITIES1
                               ------------------



I.        Description of the Credit Facilities
          ------------------------------------

A.        Term Loan Facility
          ------------------

Amount:                    $60,000,000   term  loan  facility  (the  "Term  Loan
                           Facility").

Maturity:                  The final  maturity  date for the Term Loan  Facility
                           shall  be  five   years  from  the  date  of  initial
                           borrowing  under the Senior  Secured  Financing  (the
                           "Closing  Date").  The  loans  under  the  Term  Loan
                           Facility (the "Term Loans") shall amortize in equal quarterly installments in aggregate annual amounts as follows:

                                                          Amortization
                                                          ------------
                                    Loan Year                Amount
                                    ---------                ------
                                        1                          $0
                                        2                  $6,000,000
                                        3                  $9,000,000
                                        4                 $15,000,000
                                        5                 $30,000,000
                                                          -----------
                                      Total               $60,000,000
                                                          ===========


Use of Proceeds:           The  Term  Loans  shall  be  utilized  solely  to (x)
                           finance the Acquisition and the Refinancing and (y) pay the fees and expenses incurred in connection with the Transaction.

Availability:              Term Loans may only be incurred on the Closing  Date.
                           No amount of the Term Loans once repaid may be reborrowed.

----------

1 Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Term Sheet is attached (the "Commitment Letter") are used herein as therein defined.

                                                                       Exhibit A
                                                                          Page 2

B.        Revolving Credit Facility
          -------------------------

Amount: $50,000,000 revolving credit facility (the "Revolving Credit Facility") with a $30,000,000 sublimit for standby and commercial letters of credit (the "Letters of Credit") to support obligations of the Borrower (as defined below) and its subsidiaries satisfactory to the Agent (as defined below).

Maturity:                  The date  occurring five years from the Closing Date,
                           with all loans made pursuant to the Revolving  Credit
                           Facility (the "Revolving Loans" and, together with the Term Loans, the "Loans") to be repaid as a bullet on such date and all Letters of Credit to terminate by such date.

Use of Proceeds:           The Revolving Loans shall be utilized for the working
                           capital  and  general   corporate   purposes  of  the
                           Borrower and its  subsidiaries,  it being  understood
                           (i) that approximately $10,500,000 of Revolving Loans may be used for the same purposes as the Term Loans and (ii) no part of the Revolving Credit Facility shall be used to finance acquisitions.

Availability:              Revolving   Loans  may  be   borrowed,   repaid   and
                           reborrowed on or after the Closing Date and prior to the maturity of the Revolving Credit Facility. The
                           Borrower's  utilization  under the  entire  Revolving
                           Credit Facility for both Revolving Loans and Letters of Credit will be subject to a borrowing base ( the "Borrowing Base") equal to the sum of (I) 85% of Eligible Receivables and (II) 50 % of Eligible
                           Inventory (in each case, to be defined in a manner satisfactory to the Agent).



II.       Terms Applicable to all of the Credit Facilities
          ------------------------------------------------

Borrower:                  The Company (the "Borrower").

Administrative
Agent:                     BTCo (the "Agent").

Lead Arranger and
Book Manager:              DBSI.

Lenders: A syndicate of lenders agented by BTCo and arranged by DBSI (the "Lenders").

Guaranties:                All amounts and obligations  under the Senior Secured
                           Financing  shall be  unconditionally  guaranteed (the
                           "Guaranty") by each of the direct

                                                                       Exhibit A
                                                                          Page 3


                           and  indirect   subsidiaries  of  the  Borrower  (the
                           "Guarantors"), subject to customary exceptions for transactions of this type.

Security:                  All amounts owing by the Borrower and the  Guarantors
                           under the Senior Secured Financing will be secured by
                           (i) a  first  priority  perfected  pledge  of (x) all
                           notes owned by the  Borrower and the  Guarantors  and
                           (y) all  capital  stock  and other  equity  interests
                           owned by the Borrower and the  Guarantors  and (ii) a
                           first  priority  perfected  security  interest in all
                           other   assets   owned  by  the   Borrower   and  the
                           Guarantors,     including,     without    limitation,
                           receivables,  securities,  inventory, equipment, real
                           estate,   leasehold   interests,   cash,   contracts,
                           contract  rights,  licenses,   patents,   copyrights,
                           trademarks and other general intangibles, subject to customary exceptions for transactions of this type.

Interest Rates:            At the  Borrower's  option,  Loans may be  maintained
                           from time to time as (x) Base Rate Loans, which shall
                           bear interest at the Base Rate (as defined  below) in
                           effect from time to time plus the  Applicable  Margin
                           (as defined below) or (y) Reserve Adjusted Eurodollar
                           Loans,  which shall bear  interest at the  Eurodollar
                           Rate (as  determined  by the Agent,  and adjusted for
                           maximum reserves) for the respective  interest period
                           plus the Applicable Margin, provided that, (A) except
                           as  provided  in  succeeding  clause  (B), no Reserve
                           --------  Adjusted  Eurodollar  Loans may be incurred
                           prior to the  earlier  of (i) the 90th day  following
                           the  Closing  Date and (ii) that date upon which BTCo
                           determines  in its sole  discretion  that the primary
                           syndication of the Senior Secured  Financing has been
                           completed and (B) prior to the earlier date set forth
                           in clause  (A)  above,  the  Borrower  may  select an
                           interest  period  of one  week  so  long  as (i)  all
                           outstanding  Reserve  Adjusted  Eurodollar  Loans are
                           subject  to the  same  interest  period  and (ii) the
                           selection  of  such  an  interest   period  will  not
                           interfere  with the  Agent's  closing of the  primary
                           syndication  of  the  Senior  Secured   Financing  as
                           determined by the Agent in its sole discretion.

                           "Base Rate" shall mean the higher of (x) the rate that BTCo announces from time to time as its prime lending rate and (y) 1/2 of 1% in excess of the overnight federal funds rate.

                           "Applicable Margin" shall mean (i) in the case of Base Rate Loans, 2.25% per annum, and (ii) in the case of Reserve Adjusted Eurodollar Loans, 3.25% per annum, subject to quarterly pricing stepdowns to be agreed based upon leverage ratios to be agreed upon.

                           Interest periods of 1, 2, 3 and 6 months shall be available in the case of Reserve Adjusted Eurodollar Loans, provided that an interest period of

                                                                       Exhibit A
                                                                          Page 4


                           one week shall be available as and to the extent provided in the third proceeding paragraph.

                           The Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, funding losses, illegality and withholding taxes.

                           Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each quarter. Interest in respect of Reserve Adjusted Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of Loans and at maturity. All interest, commitment commission and other fee calculations shall be based on a 360-day year and actual days elapsed.

                           Overdue principal and, to the extent permitted by law, overdue interest and all other overdue amounts shall bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to the Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings. Such interest shall be payable on demand.

Commitment Fees:           1/2 of 1% per  annum  of the  unutilized  commitments
                           under the Senior Secured Financing, as in effect from time to time, commencing on the Closing Date to and including the termination of the Senior Secured
                           Financing, payable quarterly in arrears and upon the termination of the Senior Secured Financing.

Letter of
Credit Fees:               The Applicable  Margin as in effect from time to time
                           for Revolving  Loans  maintained as Reserve  Adjusted
                           Eurodollar Loans to be shared  proportionately by the
                           Lenders in accordance with their participation in the
                           respective Letter of Credit,  and a facing fee of 1/8
                           of 1% per annum (but not less than $500 per --- -----
                           annum per  Letter of Credit) to be paid to the issuer
                           of the Letter of Credit for its own account,  in each
                           case calculated on the aggregate stated amount of all
                           Letters of Credit for the stated duration thereof. In
                           addition,  the  issuer of a Letter of Credit  will be
                           paid  its   customary   administrative   charges   in
                           connection with each Letter of Credit issued by it.

Voluntary Prepayments
and Commitment
Reductions:                Permitted  in whole or in part with prior  notice but
                           without  premium or penalty,  provided  that  Reserve
                           Adjusted Eurodollar Loans that are

                                                                       Exhibit A
                                                                          Page 5

                           prepaid on any day other than the last day of an interest period applicable thereto shall be accompanied by customary breakage costs. Voluntary prepayments of Term Loans shall be applied to reduce the then remaining scheduled amortizations of the Term Loans on a pro rata basis.

Mandatory Prepayments
and Commitment
Reductions:                Mandatory  repayments  of Term  Loans  (and after all
                           Term Loans have been repaid,  mandatory reductions to
                           the commitments  under the Revolving  Credit Facility
                           except with  respect to clause  (iv) below)  shall be
                           required  in an  amount  equal to (i) 100% of the net
                           cash  proceeds  from any  issuance or  incurrence  of
                           funded   debt   by  the   Borrower   or  any  of  its
                           subsidiaries,  subject to customary  exceptions to be
                           agreed upon,  (ii) 100% of the net cash proceeds from
                           equity issuances and capital  contributions,  subject
                           to customary exceptions to be agreed upon, (iii) 100%
                           of the net  sale  proceeds  from  asset  sales by the
                           Borrower  or  any  of its  subsidiaries,  subject  to
                           customary  exceptions to be agreed upon,  (iv) 75% of
                           annual  excess  cash  flow  (to  be  defined  to  the
                           satisfaction  of BTCo) and (v) 100% of insurance  and
                           condemnation  proceeds,   with  certain  reinvestment
                           rights to be agreed upon. Mandatory repayments of the Term Loans shall be applied to reduce the then remaining scheduled amortizations of the Term Loans on pro rata basis.

                           In addition, (x) Revolving Loans shall be required to be prepaid (and Letters of Credit cash collateralized) if at any time the aggregate principal amount thereof exceeds either the total Revolving Credit Facility commitments or the Borrowing Base, in each case with such prepayment (and/or cash collateralization) to be in an amount equal to such excess and (y) unless the Required Lenders otherwise agree, all Loans shall be required to be repaid in full and all commitments in respect of the Credit Facilities shall terminate upon the occurrence of a "change of control" of the Borrower (to be defined to the satisfaction of BTCo).

Assignments and
Participations:            The Borrower may not assign its rights or obligations
                           under the Credit Facilities without the prior written
                           consent of the  Lenders.  Any Lender may assign,  and
                           may  sell   participations   in,   its   rights   and
                           obligations under the Credit Facilities,  subject (x)
                           in  the   case  of   participations,   to   customary
                           restrictions on the voting rights of the participants
                           and  (y)  in  the  case  of   assignments,   to  such
                           limitations as may be established by BTCo,  including
                           the  consent of the Agent and,  so long as no default
                           or  event  of   default   exists   under  the  Credit
                           Facilities, the consent of the

                                                                       Exhibit A
                                                                          Page 6

                           Borrower (each of which consents shall not be unreasonably withheld or delayed). The Credit Facilities shall provide for a mechanism which will allow each assignee to become a direct signatory to the Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Documentation:             The  Lenders'  commitments  will  be  subject  to the
                           negotiation,  execution  and  delivery of  definitive
                           financing    agreements    (and   related    security
                           documentation,  guaranties, etc.) consistent with the
                           terms of this letter,  in each case prepared by White
                           & Case LLP, counsel to the Agent, and satisfactory to
                           the Agent and the Required Lenders (including without
                           limitation    as   to    the    terms,    conditions,
                           representations,  covenants  and  events  of  default
                           contained   therein).   All  documentation  shall  be
                           governed   by   New   York   law   (except   security
                           documentation that the Agent determines should be governed by local law).

Commitment
Termination:               The  commitment of BTCo under the  Commitment  Letter
                           shall terminate on December 15, 1999 (or earlier in the event that HIG has terminated the agreement with respect to the Acquisition) unless a definitive credit agreement for the Senior Secured Financing has been executed and delivered, the Transaction has been consummated and the Closing Date has occurred on or prior to such date.

Conditions
Precedent:                 In addition to conditions precedent typical for these
                           types  of   facilities   and  any  other   conditions
                           appropriate   in  the   context   of   the   proposed
                           transaction,   the  following   conditions,   without
                           limitation, shall apply:


A.  Conditions to the Initial Loans
-----------------------------------

                           (i) The structure and all terms of, and the documentation for, the Transaction shall be reasonably satisfactory in form and substance to the Agent and the Required Lenders, and such documentation shall be in full force and effect. All conditions precedent to the consummation of the Transaction as set forth in the documentation relating thereto shall have been satisfied (including the receipt of waivers of the change of control provisions in the Borrower's and its subsidiaries' licensing agreements), and not waived except with the consent of the Agent and the Required Lenders, to the satisfaction of the Agent and the Required Lenders. The Transaction shall have been consummated in accordance with the respective documentation therefor and all applicable laws.

                                                                       Exhibit A
                                                                          Page 7

                           (ii) The Borrower shall have received gross cash proceeds from the Equity Financing of $26,575,000 (of which up to $6,275,000 may be in the form of the Equity Rollover). All terms and conditions (and the documentation) of, or relating to, the Equity Financing shall be reasonably satisfactory to the Agent and the Required Lenders.

                           (iii) The Borrower shall have received gross cash proceeds of $10,000,000 from the issuance of a like principal amount of the Subordinated Notes. The Subordinated Notes shall be unsecured. All terms and conditions (and the documentation) of, or relating to, the Subordinated Notes (including, without limitation, amortization, maturities,
                                   interest    rates,    covenants,    defaults,
                                   remedies, mandatory prepayments, offer to purchase, sinking fund provisions, limitations on cash interest payable, subordination provisions and other terms) shall be reasonably satisfactory to the Agent and the Required Lenders.

                           (iv) The Borrower shall have used all cash proceeds received by it from the financings described in clauses (ii) and (iii) above to make payments owing in connection with the Transaction before utilizing any proceeds of Loans pursuant to the Senior Secured Financing for such purpose.

                           (v) The corporate, capital and ownership structure of the Borrower and its subsidiaries shall be satisfactory to the Agent and the Required Lenders.

                           (vi) All necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Transaction and the other transactions contemplated by the Senior Secured Financing and otherwise referred to herein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon, the consummation of the Transaction or the other transactions contemplated by the Senior Secured Financing or otherwise referred to herein. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the Transaction or the transactions contemplated by the Senior Secured Financing.

                           (vii) The Lenders shall have a perfected first priority security interest in all assets of the Borrower and the Guarantors as required

                                                                       Exhibit A
                                                                          Page 8

                                   above. The Guaranty shall have been executed by the Guarantors as required above.

                           (viii) Nothing shall have occurred (and neither the Agent nor any of the Lenders shall have become aware of any facts or conditions not previously known, whether as a result of their due diligence investigations or otherwise) which the Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Lenders or the Agent, or on the ability of the Borrower or any of its subsidiaries to perform its respective obligations to the Lenders or which has had, or could reasonably be expected to have, a material adverse effect on the Transaction or on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any of its subsidiaries.

                           (ix) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Transaction or the Senior Secured Financing or any documentation executed in connection therewith which the Agent or the Required Lenders in their sole discretion determine to be material, or which the Agent or the Required Lenders shall determine could reasonably be expected to have a material adverse effect on the Transaction or on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Borrower or any of its subsidiaries.

                           (x) The Lenders shall have received legal opinions from counsel, and covering matters, reasonably acceptable to the Agent and the Required Lenders.

                           (xi) All Loans and other financing to the Borrower shall be in full compliance with all applicable requirements of the margin regulations.

                           (xii) The Lenders shall have received a solvency certificate from the chief financial officer of the Borrower, in form and substance reasonably acceptable to the Agent and the
                                   Required Lenders, setting forth the conclusions that, after giving effect to the Transaction and the incurrence of all the financings contemplated herein, each of the Borrower on a stand-alone basis, and the Borrower and its subsidiaries taken as a whole, are not insolvent and will not be rendered insolvent by the indebtedness incurred in connection therewith, and will not be

                                                                       Exhibit A
                                                                          Page 9

                                   left with unreasonably small capital with which to engage in their businesses and will not have incurred debts beyond their ability to pay such debts as they mature.

                           (xiii) There shall have been no material adverse change to the syndication market for credit facilities similar in nature to the Senior Secured Financing contemplated herein and there shall not have occurred and be continuing a disruption of or an adverse change in financial, banking, capital or loan syndication markets that would have a material adverse effect on the syndication of the Senior Secured Financing, in each case as determined by the Agent in its sole discretion. HIG and the Borrower shall have fully cooperated in the Agent's syndication efforts, including without limitation by promptly providing the Agent with all information deemed necessary by the Agent to successfully complete the syndication.

                           (xiv) The Agent and the Required Lenders shall be satisfied with the management of the Borrower and its subsidiaries and with their employment and other compensation arrangements.

                           (xv) The Agent shall have received, and shall be satisfied with, an opening pro forma balance sheet of, and projections for, the Borrower and its subsidiaries, in each case after giving effect to the Transaction.

                           (xvi) All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Lenders or the Agent shall have been paid to the extent due.

                           (xvii) After giving effect to the Transaction and the financings incurred in connection therewith, the Borrower and its subsidiaries shall have no outstanding indebtedness or preferred stock other than (x) the Senior Secured Financing, (y) the Subordinated Notes and (z) such other indebtedness, if any, as is reasonably acceptable to the Agent and the Required Lenders.

                           (xviii) Neither the  consummation of the Transaction,
                                   nor the entering into of the Credit Facilities shall conflict with, or give rise to a default under, any material agreements of the Borrower or any of its subsidiaries. In addition, the Borrower's and its subsidiaries' factoring arrangements with CIT shall have been amended on a basis satisfactory to the Agent to provide, inter alia, (i) that CIT shall only have a lien on the receivables

                                                                       Exhibit A
                                                                         Page 10

                                   purchased by it and (ii) that the Lenders are entitled to a first priority security interest in all other assets of the Borrower and its subsidiaries as provided herein.

B.  Conditions To all Loans
---------------------------

                           Absence  of  default  or event of  default  under the
                           Credit Facilities and continued accuracy of representations and warranties in all material respects.

Covenants:                 Those typical for these types of  facilities  and any
                           additional covenants appropriate in the context of the proposed transaction. Although the covenants have not yet been specifically determined, we anticipate that the covenants shall in any event include:

                           (i)     Restrictions on other indebtedness.

                           (ii) Restrictions against mergers, consolidations and acquisitions, joint ventures, partnerships and acquisitions and dispositions of assets.

                           (iii)   Restrictions on sale-leaseback transactions.

                           (iv)    Restrictions    on   dividends    and   stock
                                   purchases.

                           (v)     Restrictions  on  voluntary   prepayments  of
                                   other debt and amendments thereto.

                           (vi) Restrictions on transactions with affiliates and formation of subsidiaries.

                           (vii)   Restrictions on investments.

                           (viii) Absence of liens, with customary exceptions to be negotiated.

                           (ix) Various financial covenants customary for a transaction of this type (including, without limitation, maximum total leverage, minimum interest coverage, minimum fixed charge coverage (including cash earn-out payments as a fixed charge), minimum EBITDA and minimum asset value ratio).

                           (x)     Restrictions on capital expenditures.

                           (xi)    Adequate insurance coverage.

                           (xii)   ERISA covenants.

                                                                       Exhibit A
                                                                         Page 11

                           (xiii) The obtaining of interest rate protection in amounts and for periods to be determined.

                           (xiv)   Restrictions   on  material   amendments   of
                                   organizational documents.

                           (xv)    Maintenance of properties.

                           (xvi)   Restrictions on changes in business.

Representations
and Warranties:            The Credit Facilities and related documentation shall
                           contain representations and warranties typical for these types of facilities, as well as any additional ones appropriate in the context of the proposed transaction.

Events of  Default:        Those typical for these types of  facilities  and any
                           additional ones appropriate in the context of the proposed transaction, including, without limitation, a default in the event of a change of control or ownership of the Borrower.

Required Lenders:          Majority